Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

                This Executive Employment Agreement is made and entered into by and between Labor Ready, Inc., a Washington corporation, including its subsidiaries ("Company"), and Joseph P. Sambataro, Jr. ("Executive"), effective as of September 24, 2001.

RECITALS

                WHEREAS, Company believes that Executive's experience, knowledge of corporate affairs, reputation and abilities are of great value to Company's future growth and profits; and

                WHEREAS, Company wishes to employ Executive and Executive is willing to be employed by Company; and

                WHEREAS, the Company’s Board of Directors has elected Executive to the offices of President and Chief Executive Officer;

                NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Company and Executive agree as follows:

                1.             Employment.  The Company agrees to and hereby does employ Executive, and Executive hereby agrees to the employment of the Company, subject to the supervision and direction of the Board of Directors.  Executive’s employment shall be for a period commencing on September 24, 2001 and ending on December 31, 2004, unless such period is extended by written agreement of the parties or is sooner terminated pursuant to the provisions of Paragraphs 4, 13 or 14.

                2.             Duties of Executive.  Executive agrees to devote the necessary time, attention, skill and efforts to the performance of his duties as President and Chief Executive Officer of the Company and/or such other duties as may be assigned by the Board of Directors in its discretion.

3. Compensation.

                                (a)           Executive's initial salary shall be at the rate of Five Hundred Thousand and No/100 Dollars ($500,000.00) per year, payable biweekly, from September 24, 2001 until changed by the Board of Directors as provided herein.

                                (b)           Company, acting through its Board of Directors, may (but shall not be required to) increase, but may not decrease, Executive's compensation and award to Executive such bonuses as the board may see fit, in its sole and unrestricted discretion, commensurate with Executive's performance and the overall performance of the Company. Executive’s compensation shall be reviewed annually by the Compensation Committee of the Board of Directors.

                4.             Failure to Pay Executive.  The failure of Company to pay Executive his salary as provided in Paragraph 3 may, in Executive's sole discretion, be deemed a breach of this Agreement and, unless such breach is cured within fifteen days after written notice to Company, this Agreement shall terminate.  Executive’s claims against Company arising out of the nonpayment shall survive termination of this Agreement.

                5.             Options to Purchase Common Stock.  Executive is granted unvested options to purchase 400,000 shares of the Company’s common stock.  The terms and conditions of the options are set forth in Exhibit A.

                6.             Reimbursement for Expenses.  Company shall reimburse Executive for reasonable out-of-pocket expenses that Executive shall incur in connection with his services for Company contemplated by this Agreement, on presentation by Executive of appropriate vouchers and receipts for such expenses to Company.

                7.             Spousal Travel Allowance.  Company shall reimburse Executive for reasonable travel expenses incurred by Executive’s wife while accompanying Executive on Company-related travel, up to a maximum of Fifteen Thousand Dollars ($15,000.00) per year, on presentation by Executive of appropriate vouchers and receipts for such expenses to Company.

                8.             Housing Allowance.  Company shall reimburse Executive for reasonable housing expenses incurred by Executive as a result of his need to be in Company’s Tacoma office, up to a maximum of Two Thousand Dollars ($2,000.00) per month, on presentation by Executive of appropriate evidence of such expenditures to Company. In the event Company terminates this Agreement under Paragraph 13(b), Company shall indemnify Executive with respect to any remaining liability on a residential lease under this paragraph, up to a maximum of 12 months.

                9.             Vacation.  Executive shall be entitled each year during the term of this Agreement to a vacation of twenty (20) business days, no two of which need be consecutive, during which time his compensation shall be paid in full.  The length of annual vacation time shall increase by one day for every year of service to the Company after 2001 to a maximum of 25 business days per year.

                10.           Change in Ownership or Control.  In the event of a change in the ownership of Company, effective control of Company, or the ownership of a substantial portion of Company's assets, all unvested stock options shall immediately vest.

                11.           Liability Insurance and Indemnification.  The Company shall procure and maintain throughout the term of this Agreement a policy or policies of liability insurance for the protection and benefit of directors and officers of the Company.  Such insurance shall have a combined limit of not less than $10,000,000.00 and may have a deductible of not more than $100,000.00.  To the fullest extent permitted by law, Company shall indemnify and hold harmless Executive for any and all loss, cost, damage and expense including attorneys’ fees and court costs and any portion of the insurance deductible incurred or sustained by Executive, arising out of the proper discharge by Executive of his duties hereunder in good faith.

                12.           Other Benefits.  Executive shall be entitled to all benefits offered generally to employees of Company.  Nothing in this Agreement shall be construed as limiting or restricting any benefit to Executive under any pension, profit-sharing or similar retirement plan, or under any group life or group health or accident or other plan of the Company, for the benefit of its employees generally or a group of them, now or hereafter in existence. In addition, following expiration of this Agreement and until Executive and his wife both reach the age of 65 or are eligible for Medicare, whichever is later, Executive shall have the option of maintaining health insurance through the Company’s employee health insurance plan covering Executive and his wife, provided that Executive reimburses the Company therefor in an amount equal to the then-applicable employee contribution for such insurance.

                13.           Termination by Company.  Company may terminate this Agreement under either of the following circumstances:

                                (a)           Company may terminate this Agreement and Executive’s employment for cause (as defined hereinbelow) at any time upon written notice to Executive. The notice of termination must specify those actions or inactions upon which the termination is based. Cause shall exist if any of the following occurs:

(i)	Executive is convicted of a crime involving dishonesty, fraud or moral turpitude;

(ii)	Executive has engaged in fraud, embezzlement, theft or other dishonest acts;

(iii)	Executive violates Company’s Drug Free Workplace Policy;

(iv)	Executive takes any action intended to damage the assets (including tangible and intangible assets, such as name or reputation) of Company;

(v)	Executive fails to perform his duties in good faith, within ten (10) days after written notice from Company;

(vi)

Executive fails to commence implementation of actions approved by resolution of the board of directors, within ten (10) days after written notice from Company, or to thereafter diligently pursue the completion thereof; or

(vii)	Executive breaches this Agreement in any other material respect and does not cure such breach within ten (10) days after written notice from Company.

                                In the event of termination under this subparagraph, Company shall pay Executive all amounts due hereunder which are then accrued but unpaid, within thirty (30) days after Executive’s last day of employment.

                                (b)           Company shall have the right to terminate this Agreement at any time without cause by written notice to Executive. In the event of termination under this subparagraph, Company shall continue to pay Executive’s salary until the earlier of (i) one (1) year after the date of such termination, or (ii) the expiration date of this Agreement as provided in Paragraph 1 above.

                14.           Termination by Executive.

                                (a)  Executive may terminate this Agreement and his employment with Company at any time, upon giving Company at least thirty (30) days prior written notice. In the event of termination under this subparagraph 14(a), Company shall pay Executive all amounts due hereunder which are then accrued but unpaid, within thirty (30) days after Executive's last day of employment.

                                (b)  Executive may terminate this Agreement for cause at any time upon written notice to Company. Cause shall exist if Company has materially breached this Agreement and such material breach has not been cured by Company within ten (10) business days after receipt by Company of written notification from Executive of the details of such breach. If termination of the Agreement occurs pursuant to this subparagraph 14(b), Company shall continue to pay Executive’s salary until the earlier of (i) one (1) year after the date of such termination, or (ii) the expiration date of this Agreement as provided in Paragraph 1 above.

                15.           Communications to Company.  Executive shall communicate and channel to Company all knowledge, business, and customer contacts and any other matters of information that could concern or be in any way beneficial to the business of Company, whether acquired by Executive before or during the term of this Agreement; provided, however, that nothing under this Agreement shall be construed as requiring such communications where the information is lawfully protected from disclosure as a trade secret of a third party.

                16.           Binding Effect.  This Agreement shall be binding on and shall inure to the benefit of any successor or successors of employer and the personal representatives of Executive.

                17.           Confidential Information.

                                (a)           As the result of his duties, Executive will necessarily have access to some or all of the confidential information pertaining to Company's business.  It is agreed that "Confidential Information" of Company includes:

(1)           The ideas, methods, techniques, formats, specifications, procedures, designs, systems, processes, data and software products which are unique to Company;

(2)           All customer, marketing, pricing and financial information pertaining to the business of Company;

(3)           All operations, sales and training manuals;

(4)           All other information now in existence or later developed which is similar to the foregoing; and

(5)           All information which is marked as confidential or explained to be confidential or which, by its nature, is confidential.

(b)           Executive understands that he will necessarily have access to some or all of the Confidential Information.  Executive recognizes the importance of protecting the confidentiality and secrecy of the Confidential Information and, therefore, agrees to use his best efforts to protect the Confidential Information from unauthorized disclosure to other persons.  Executive understands that protecting the Confidential Information from unauthorized disclosure is critically important to the success and competitive advantage of Company and that the unauthorized disclosure of the Confidential Information would greatly damage Company.

(c)           Executive agrees not to disclose any Confidential Information to others or use any Confidential Information for his own benefit.  Executive further agrees that upon request of the Chairman of the Board or the Chief Executive Officer of Company, he shall immediately return all Confidential Information, including any copies of Confidential Information in his possession.

                18.           Covenants Against Competition.  It is understood and agreed that the nature of the methods employed in Company's business is such that Executive will be placed in a close business and personal relationship with the customers of Company. Thus, during the term of this Agreement and for a period of two (2) years immediately following the termination of Executive's employment, for any reason whatsoever, so long as Company continues to carry on the same business, said Executive shall not, for any reason whatsoever, directly or indirectly, for himself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation or business entity:

(a)           Call upon, divert, influence or solicit or attempt to call, divert, influence or solicit any customer or customers of Company;

(b)           Divulge the names and addresses or any information concerning any customer of Company;

(c)           Solicit, induce or otherwise influence or attempt to solicit, induce or otherwise influence any employee of the Company to leave his or her employment;

(d)           Own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of the same, similar, or related line of business as that carried on by Company within a radius of twenty-five (25) miles from any then existing or proposed office of Company; and

The time period covered by the covenants contained herein shall not include any period(s) of violation of any covenant or any period(s) of time required for litigation to enforce any covenant.  If the provisions set forth are determined to be too broad to be enforceable at law, then the area and/or length of time shall be reduced to such area and time and that shall be enforceable.

                19.           Enforcement of Covenants.

(a)           The covenants set forth herein on the part of Executive shall be construed as an agreement independent of any other provision in this Agreement and the existence of any claim or cause of action of Executive against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of the covenants contained herein.

(b)           Executive acknowledges that irreparable damage will result to Company in the event of the breach of any covenant contained herein and Executive agrees that in the event of any such breach, Company shall be entitled, in addition to any and all other legal or equitable remedies and damages, to a temporary and/or permanent injunction to restrain the violation thereof by Executive and all of the persons acting for or with Executive.

                20.           Law to Govern Contract.  It is agreed that this Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Washington.

                21.           Arbitration.  Company and Executive agree with each other that any claim of Executive or Company arising out of or relating to this Agreement or the breach of this Agreement or Executive’s employment by Company, including, without limitation, any claim for compensation due, wrongful termination and any claim alleging discrimination or harassment in any form shall be resolved by binding arbitration, except for claims in which injunctive relief is sought and obtained.  The arbitration shall be administered by the American Arbitration Association under its Employment Arbitration Rules at the American Arbitration Association Office nearest the place of employment.  The award entered by the arbitrator shall be final and binding in all respects and judgment thereon may be entered in any Court having jurisdiction.

                22.           Entire Agreement.  This Agreement shall constitute the entire agreement between the parties and any prior understanding or representation of any kind preceding the date of this Agreement shall not be binding upon either party except to the extent incorporated in this Agreement.

                23.           Modification of Agreement.  Any modification of this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if evidenced in writing signed by each party or an authorized representative of each party.

                24.           No Waiver.  The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

                25.           Attorneys’ Fees.  In the event that any action (including arbitration pursuant to Paragraph 21 above) is filed in relation to this Agreement, the unsuccessful party in the action shall pay to the successful party, in addition to all other required sums, a reasonable sum for the successful party's attorneys' fees.

                26.           Notices.  Any notice provided for or concerning this Agreement shall be in writing and shall be personally delivered or sent by certified or registered mail, return receipt requested, to the respective address of each party as set forth below, or such other address as each party shall designate by written notice.  Notice shall be deemed delivered upon actual receipt.

                27.           Survival of Certain Terms.  The terms and conditions set forth in Paragraphs 17 through 22 and Paragraph 25 of this Agreement shall survive termination of the remainder of this Agreement.

                                IN WITNESS WHEREOF, each party to this Agreement has caused it to be executed on the date indicated below.

EXECUTIVE:	COMPANY:

Joseph P. Sambataro, Jr.	Labor Ready, Inc., a Washington corporation

By:

Date:	Date:

EXHIBIT A

Stock Option Grant

GRANT DATE:    October 2, 2001

GRANT PRICE:    Closing price on the Grant Date

TOTAL NUMBER OF SHARES:       400,000

VESTING SCHEDULE:        Options for the specified number of shares shall vest on the following dates:

DATE

NUMBER OF SHARES

October 2, 2001	100,000
October 2, 2002	100,000
October 2, 2003	100,000
October 2, 2004	100,000

TERMS AND CONDITIONS OF THE STOCK OPTION GRANT:

1.             Except as otherwise provided herein, all unexercised options shall expire five (5) years after the Grant Date. The foregoing notwithstanding,

(a)   If this Agreement is terminated by Company for cause pursuant to Paragraph 13(a) hereof, all unexercised options shall expire upon the date of termination;

(b)   If this Agreement is terminated by Company pursuant to Paragraph 13(b) hereof, all options shall immediately vest and will not expire until five (5) years after the Grant Date; and

(c)   If this Agreement is terminated by Executive pursuant to Paragraph 14 hereof, all unexercised options shall expire ninety (90) days after the date of termination.

2.             The options are categorized as non-qualified stock options.  A non-qualified stock option requires payment of income taxes on the difference between the option price and the market value on the date of exercise.  Executive shall be responsible for any income tax consequences and expense associated with the grant or exercise of the options, and is responsible for consulting his individual tax advisor.

3.             Payment for shares purchased through the exercise of options may be made either in cash or its equivalent or by tendering previously acquired shares at market value, or both.

                The closing price on October 2, 2001 was $3.05.